SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported)           June 29, 2006

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (317) 574-6200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
     On June 29, 2006, Standard Management Corporation (the “Company”) entered into a Redemption Agreement (“Redemption Agreement”) with Capital Assurance Corporation (“Capital Assurance”), whereby for a gross payment of $1.5 million to the Company (a net of $1.02 million after the deduction of certain agreed upon amounts), the parties agreed upon the terms for the redemption of the 5,000 shares of Series A Preferred Stock issued to the Company as a part of the consideration paid by Capital Assurance in June 2005 for the Company’s former insurance subsidiary, Standard Life Insurance Company of Indiana (“Standard Life”). The net redemption price of $1.02 million paid to the Company by Capital Assurance for the redemption of the Series A Preferred Stock is payable in two equal installments, the first on the date of execution of the agreement and the second on June 30, 2006. As additional consideration for the redemption, Capital Assurance agreed to release and discharge the Company from any further indemnification obligations relating to 14 pending legal actions against Standard Life. The agreement to release the Company from the indemnification obligations for these legal actions will allow the Company to remove approximately $800,000 in legal reserves from its financial statements. The Company and Capital Assurance also agreed to resolve all issues with respect to a pending action concerning an adjustment to the purchase price for the sale of Standard Life and to dismiss the action with prejudice. Finally, the parties agreed to terminate the Pledge Agreement that was executed by the parties in June 2005 as part of the sale of Standard Life. A copy of the Redemption Agreement is attached hereto as Exhibit 10.1.
      On June 30, 2006, the Company entered into a Settlement Agreement and Mutual Release (“Settlement Agreement and Mutual Release”) with Paul B. (Pete) Pheffer, its former executive officer and director, whereby Mr. Pheffer has agreed to accept three settlement payments totaling $900,000 in full settlement of his claims against the Company. As previously disclosed in the Company’s filings, subsequent to Mr. Pheffer’s resignation from employment with the Company in May 2005, he claimed that the Company owed him certain severance benefits pursuant to his Employment Agreement (“Employment Agreement”). Pursuant to the Employment Agreement, the dispute was submitted to binding arbitration. Mr. Pheffer has agreed to accept in full settlement of his severance claim, three payments from the Company in the aggregate amount of $900,000, payable in installments as follows: $50,000 on or before July 31, 2006; $450,000 on or before August 31, 2006 and $400,000 on or before September 30, 2006. In the event that the Company fails to timely make the payments described above or under other certain specified circumstances, then Mr. Pheffer shall be entitled to reinstate his severance claim in the form of an Agreed Judgment against the Company in the amount of $4.15 million. As part of the settlement, the parties agreed to dismiss the arbitration proceeding and agreed to full and total mutual release provisions against the other party for any claims, allegations, actions of any kind or nature arising from Mr. Pheffer’s employment with the Company. A copy of the Settlement Agreement and Mutual Release is attached hereto as Exhibit 10.2.
Item 9.01 — Financial Statements and Exhibits.
(c)      Exhibits. The following exhibits are filed with this Report:
     10.1 — Redemption Agreement, dated as of June 29, 2006, by and between Standard Management Corporation and Capital Assurance Corporation.

     10.2 — Settlement Agreement and Mutual Release, dated June 30, 2006, by and between Standard Management Corporation and Paul B. (Pete) Pheffer.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION

	By:	/s/ Stephen M. Coons

Name: Stephen M. Coons Title: Executive Vice President and General Counsel

Dated: July 6, 2006

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